Exhibit 5.1

October 8, 2010

Board of Directors
Verecloud, Inc.
6560 South Greenwood Plaza Blvd. #400
Englewood, CO 80111

Ladies and Gentlemen:

We are acting as special counsel to Verecloud, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-8, including any amendments thereto (the "Registration Statement").  The Registration Statement relates to the registration of 16,000,000 of shares of the Company’s common stock, par value $0.001 per share (the "Shares"), issued or to be issued under the Company’s 2009 Equity Incentive Plan, as amended (the "Plan").  This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Plan, the Company’s Articles of Incorporation, as amended, Bylaws, and resolutions of the board of directors authorizing the issuance of the Shares, and such other documents as we have considered relevant.  We have assumed that:  (i) all factual information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; and (v) each natural person signing any document that we have reviewed had the legal capacity to do so.

We advise that we are admitted to practice law in the State of Nevada, and our opinion herein is expressly limited to the general corporate laws of the State of Nevada, as in effect as of the date hereof.  We do not purport to be experts on or to render any opinion as to legal matters that are subject to or governed by the laws of any other jurisdiction.

Based upon the foregoing, it is our opinion that all of the Shares have been duly authorized, and when issued and delivered in compliance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP
Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432	303.223.1100 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	303.223.1111 fax